EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Meyer
rfisher@webmd.net	jmeyer@webmd.net
201-414-2002	212-624-3912

PCG / CalPERS Fund MAKES $100 MILLION
STRATEGIC INVESTMENT IN WEBMD CORPORATION

ELMWOOD PARK, NJ (March 4, 2004) —WebMD Corporation (NASDAQ: HLTH) announced today that it has privately placed $100 million of Convertible Redeemable Exchangeable Preferred Stock with the PCG Corporate Partners Fund, a private equity fund managed by Pacific Corporate Group and principally backed by California Public Employees’ Retirement System (CalPERS). The investor purchased the preferred stock from WebMD in a private transaction. Transfer of the preferred stock is subject to restrictions and holders may not engage in hedging transactions with respect to WebMD’s common stock.

“As the 3rd largest purchaser of health benefits in the nation, this is a strategic investment for us,” said Fred Buenrostro, Chief Executive Officer of CalPERS. “We believe that WebMD will play an important role in reining in America’s runaway healthcare costs. The Company is well positioned to simplify the business of medicine and improve the quality of care for providers, their patients and payers, through the efficient exchange of financial and clinical information.”

Christopher Bower, Chief Executive Officer of the Pacific Corporate Group, said, “Through our diligence effort, we have had the opportunity to become acquainted with WebMD’s management team, its corporate practices and its vision for the future. We are very excited about WebMD’s prospects.”

Roger Holstein, Chief Executive Officer of WebMD, said, “We are very pleased to have PCG as an investor in WebMD. Their principal investor, CalPERS, is one of the largest, most innovative purchasers of healthcare services in the nation. We look forward to the opportunity to benefit from the advice and experience of these strategic partners.”

The preferred stock is convertible into shares of WebMD’s common stock at $9.40 per common share, or approximately 10% over the average of the high and the low prices of WebMD’s common stock on March 3, 2004. The preferred stock pays no dividend, is non-callable for three years following issuance and for so long as the preferred stock is outstanding, WebMD will be required to pay an annual fee to Pacific Corporate Group equal to 0.35% of the par value of the outstanding preferred stock. During the fourth year following issuance, the preferred stock will be callable at 105% of par if WebMD’s common stock exceeds $13.16 per share for certain specified periods. Thereafter, the preferred stock will be callable at 105% of par.

If the average closing price for WebMD’s common stock during the three-month period ended on the fourth anniversary of the issuance date is less than $7.50 per share, the holders will have a right to exchange the preferred stock for 10% subordinated debentures due March 2010. These debentures may be paid down at any time at WebMD’s option at 105% of par. The holders also will have the option to put their preferred stock at par to WebMD if WebMD chooses to acquire a business unrelated to its existing businesses.

If the preferred stock is neither exchanged, converted nor put to WebMD prior to March 2012, it will be redeemed by WebMD at par. WebMD may make such redemption at its option, for cash or common stock, subject to certain restrictions.

WebMD intends to use the net proceeds from the private placement for general corporate purposes, which may include strategic acquisitions.

The preferred stock, the shares of common stock of WebMD issuable upon conversion of the preferred stock and the subordinated debentures into which the preferred stock is exchangeable will not be and have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such jurisdiction.

ABOUT WEBMD

WebMD Corporation provides services that help physicians, consumers, providers and health plans navigate the complexity of the healthcare system. Our products and services streamline administrative and clinical processes, promote efficiency and reduce costs by facilitating information exchange, communication and electronic transactions between healthcare participants.

WebMD Health is the leading provider of online information, educational services and communities for physicians and consumers. WebMD Medical Manager is the leading provider of physician practice management software and related services. WebMD Envoy is the leader in payer and healthcare provider transaction processing and reimbursement cycle management services.

Porex is a developer, manufacturer and distributor of proprietary porous and solid plastic products and components used in healthcare, industrial and consumer applications.

ABOUT CalPERS

The California Public Employees’ Retirement System (“CalPERS”) is the nation’s largest public pension fund and the third largest in the world with assets totaling $161.4 billion at December 31, 2003. CalPERS provides retirement and health benefit services to more than 1.4 million active, inactive and retired members and their family members.

ABOUT PACIFIC CORPORATE GROUP

Pacific Corporate Group LLC (“PCG”), founded in 1979, is a leading private equity investment firm. PCG manages over $32 billion in private equity investments on behalf of some of the world’s largest and most sophisticated institutional investors including CalPERS, New York City Pension Systems, New York State Common Retirement Fund, Ohio Public Employees’ Retirement System, Oregon Public Employees’ Retirement Fund and Washington State Investment Board. PCG manages the PCG Corporate Partners Fund that led this investment.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding WebMD’s ability to consummate the sale of the notes; our guidance on future financial results and other projections or measures of future performance of WebMD; the amount and timing of the benefits expected from strategic initiatives and acquisitions; potential changes in WebMD’s business relationships; future deployment of applications; and other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; operational difficulties relating to combining acquired companies and businesses; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the Health Insurance Portability and Accountability Act of 1996 (HIPAA); and the ability of WebMD to attract and retain qualified personnel. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.